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                                                                    EXHIBIT 15.1

Deloitte & Touche LLP
50 Fremont Street
San Francisco, California 94105-2230
Tel: (415) 783 4000
Fax: (415) 783 4329
www.deloitte.com
                                                     Deloitte
                                                     & Touche

June 11, 2002

The Gap, Inc.
Two Folsom Street
San Francisco, California 94105

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Gap, Inc. for the periods ended May 4, 2002 and May 5, 2001, as indicated in our report dated May 15, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended May 4, 2002, is being incorporated by reference in this Registration Statement on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP